JOINT FILING AGREEMENT

The undersigned hereby agree that this statement on Schedule 13G with respect to the Limited Partnership Assignee Units of Krupp Realty Limited Partnership -V, dated December 6, 1999 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of:  December 6, 1999

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:    /s/ Ronald M. Dickerman
       Ronald M. Dickerman, Member

FIRST EQUITY REALTY, LLC

By:    /s/ Ronald M. Dickerman
       Ronald M. Dickerman, Member

THE HARMONY GROUP II, LLC

By:    /s/ Bryan E. Gordon
       Bryan E. Gordon, Member

/s/  Ronald M. Dickerman
Ronald M. Dickerman

/s/  Bryan E. Gordon
Bryan E. Gordon